Exhibit 3.6

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, NUMBER,

VOTING POWER,

PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK OF

HEART TEST LABORATORIES, INC.

Pursuant to Section 21.155 of the

Texas Business Organizations Code

Heart Test Laboratories, Inc. (the “Corporation”), a corporation organized and existing under the Texas Business Organizations Code (the “Code”),

DOES HEREBY CERTIFY:

A. That, pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article 4 of the Certificate of Formation of the Corporation, as amended (the “Certificate of Formation”), and pursuant to the rights granted to the holders of the Corporations Series B Preferred Stock, par value $0.001 per share, pursuant to that certain Certificate of Designations, Number, Voting Power, Preferences and Rights of Series B Convertible Preferred Stock of Heart Test Laboratories, Inc., the (i) Board of Directors, and (ii) the holders of two-thirds of the outstanding shares of Series B Preferred Stock, in each case acting by written consent, duly approved and adopted the following:

WHEREAS, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article 4 of the Certificate of Formation, the Board of Directors created a series of preferred stock, par value $0.001 per share, of the Corporation, and the Board of Directors fixed the designations, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, of the shares of such series, in addition to those set forth in the Certificate of Formation, as set forth in that certain Certificate of Designations, Number, Voting Power, Preferences and Rights of Series B Convertible Preferred Stock of the Corporation dated July 8, 2015 (the “Series B Certificate”) designating 10,000 shares of the Preferred Stock as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and setting forth the designations, rights, and preferences of the Series B Preferred Stock, including provisions for the conversion of shares of Series B Preferred Stock into shares of the Corporation’s Common Stock, par value $0.001 per share; and

WHEREAS, the Board of Directors and the holders of Series B Preferred Stock determined that it is advisable and in the best interests of the Company to amend and restate the Series B Certificate.

NOW, THEREFORE, BE IT RESOLVED, that the Series B Certificate is hereby amended and restated in its entirety as follows:

(1) Definitions. As used herein:

“Board” means the Board of Directors of the Corporation.

“Certificate of Designations” means the Certificate of Designations, Number, Voting Power, Preferences and Rights of Series B Convertible Preferred Stock of the Corporation.

“Code” means the Texas Business Organizations Code.

“Common Stock” means (i) the class of stock designated as the common stock of the Corporation as of July 7, 2015, or (ii) any other class of stock resulting from successive changes or reclassification of such stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value.

“Conversion Share Base” means at the time conversion of the Series B Preferred Stock into Common Stock: (i) (A) issued and outstanding shares of Common Stock; plus (B) shares of Common Stock issuable upon the conversion, exercise or exchange of Convertible Securities; less (ii) (A) any Convertible Securities that are not ITM Convertible Securities; plus (B) any shares of Common Stock issued upon the conversion of shares of Series B Preferred Stock; (C) shares of Common Stock issuable upon conversion of issued and outstanding shares of Series B Preferred Stock: and plus (D) any shares of Common Stock issued (or issuable upon the conversion, exercise or exchange of Convertible Securities) pursuant to any sale(s) by the Company of Common Stock or Convertible Securities hereafter to the extent such sale(s) result in gross proceeds to the Company in an aggregate amount exceeding $10,800,000.

“Convertible Securities” means securities issued by the Corporation which are convertible or issuable into, or exchangeable for, shares of Common Stock (including, without limitation, options, warrants, convertible debt and convertible Preferred Stock).

“Fully-Diluted Shares” means: (i) (A) issued and outstanding shares of Common Stock; plus (B) shares of Common Stock issuable upon the conversion, exercise or exchange of Convertible Securities; less (ii) (A) any Convertible Securities that are not ITM Convertible Securities; plus (B) any shares of Common Stock previously issued upon the conversion of shares of Series B Preferred Stock; and plus (C) shares of Common Stock issuable upon conversion of issued and outstanding shares of Series B Preferred Stock; provided, however, that “Fully-Diluted Shares” shall exclude any Common Stock or Convertible Securities issued or to be issued pursuant to financings in excess of $10,800,000 in the aggregate.

“ITM Convertible Securities” means Convertible Securities that have an exercise, exchange, conversion or purchase price which is then in-the-money based on the value of a share of Common Stock at such time.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Restricted Stock Agreement” means a Restricted Series B Preferred Stock Agreement which the Corporation will enter into with each holder of Series B Preferred Stock.

“Repurchase Right” has the meaning set forth in such holder’s Restricted Stock Agreement.

“Sales Transaction” means the sale of a majority of the issued and outstanding voting securities of the Corporation in one transaction or a series of related transactions, a merger of the Corporation with another entity whereby the holders of voting securities of the Corporation prior to the merger do not own at least a majority of the voting securities of the surviving company in such merger, or a sale of all or substantially all of the assets of the Corporation.

“Series B Threshold” means $35,000,000 in Value.

“Valuation Excess” means the amount by which the Value of the Fully-Diluted Shares plus any payments made to holders of Common Stock under Sections 2 and 3 below exceeds the Series B Threshold.

“Value” means the per share value of the Common Stock; it being agreed and understood that if: (i) the Common Stock is publicly-traded, “Value” shall be the value determined by using a 30-day weighted average closing prices of the Common Stock; (ii) the Common Stock is not publicly-traded, “Value” shall be the value determined in good faith by the Board, which determination may, but is not required to, include a third-party valuation or (iii) in the event of a Sales Transaction, the value determined by reference to that Sales Transaction.

(2) Dividends. The holders of Series B Preferred Stock are not entitled to receive any dividends until such time as the holders of Common Stock have received the Series B Threshold in proceeds (in dividends, from a Sales Transaction or otherwise). Thereafter, in the event the Board shall declare a dividend payable in cash upon the outstanding shares of Common Stock out of funds of the Corporation legally available therefore pursuant to the Code (“Legally Available Funds”), or, at the discretion of the Corporation, in shares of Common Stock, the Board shall at the same time declare a dividend payable on each share of Series B Preferred Stock equal to the amount of the dividend payable on the number of shares of Common Stock into which each such share of Series B Preferred Stock could then be converted into pursuant to the provisions of Section 5 below (regardless of whether or not such shares could legally be converted at such time), such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

(3) Liquidation Rights. Subject to provisions of law and this Section 3, upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of the Corporation and all preferential or pari passu amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of assets in liquidation, the remaining assets of the Corporation, if any, shall be distributed among the holders of convertible Preferred Stock and Common Stock on a pro-rata basis (for purposes thereof, shares of convertible Preferred Stock will be on an “as converted basis”, rounded-up to the closest number of whole shares of Common Stock); provided, however, that the holders of Series B Preferred Stock shall not be entitled to receive any of the first $35,000,000 in liquidation proceeds (which threshold amount will be subject to dollar-for-dollar reduction for any dividends or distributions made to the holders of Common Stock prior to such liquidation).

(4) Voting Rights.

(a) Except as otherwise provided in this Certificate of Designations, each holder of Series B Preferred Stock shall be entitled to vote on all matters submitted for a vote of the holders of Common Stock a number of votes equal to: (i) prior to attaining the Series B Threshold, one vote for each share of Series B Preferred Stock; or (ii) after the Series B Threshold has been achieved, the number of full shares of Common Stock into which such holder’s shares of Series B Preferred Stock could then be converted as calculated by reference to Section 5 below (regardless of whether or not such shares could legally be converted at such time), such number to be determined as of the record date for the determination of holders of Common Stock entitled to vote on any such matter, or, if no record date is fixed, then the record date for determination of holders of Series B Preferred Stock entitled to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which such meeting is held. Except as otherwise required in this Certificate of Designations or by the Code, the holders of the Series B Preferred Stock shall vote with the holders of outstanding Common Stock and any other preferred shares entitled to vote on any such matter, and not as a separate class or series.

(b) In addition to any vote or consent of shareholders required by law, the approval of the holders of two-thirds of the outstanding shares of Series B Preferred Stock, voting as a class, shall be required for the Corporation (i) to amend, repeal or change any of the provisions of the Certificate of Designations; or (ii) otherwise to restrict the rights, preferences or privileges of the Series B Preferred Stock.

(5) Conversion Rights. The shares of Series B Preferred Stock are convertible into shares of Common Stock on the terms and conditions set forth in this Section 5:

(a) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof (an “Optional Conversion Election”), at any time after the Series B Threshold has been achieved (by reference to the formula set forth in subsection (d) below); provided, however, that no shares of Series B Preferred Stock will be convertible as long as a Repurchase Right exists on such shares. In order to elect an Optional Conversion Election, the holder of shares of Series B Preferred Stock shall give the Corporation written notice of such holder’s conversion election, which written notice shall be given by first-class mail, postage prepaid, to the Corporation at its principal office. Such notice shall state the date upon which the conversion is to occur, which date shall not be less than five business days from the date of the notice. Upon surrender of the certificates for the shares of Series B Preferred Stock to be converted (properly endorsed or assigned for transfer), the Corporation shall cause certificates representing shares of Common Stock to be issued in the name of the holder of such other Person as the holder may specify in writing.

(b) In the event that the holders of Series B Preferred Stock are entitled to make an Optional Conversion Election pursuant to Section 5(a) above, but have not made such election, then each share of Series B Preferred Stock will automatically be converted into shares of Common Stock on July 7, 2025 (an “Automatic Conversion Event”). The Corporation shall give prompt written notice to all holders of Series B Preferred Stock of the occurrence of the Automatic Conversion Event, and as soon thereafter as possible, the Corporation will deliver to each holder of Series B Preferred Stock shares of Common Stock deliverable upon the Automatic Conversion Event. Upon surrender of the certificates for the shares of Series B Preferred Stock to be converted (properly endorsed or assigned for transfer), the Corporation shall cause certificates representing shares of Common Stock to be issued in the name of the holder or such other Person as the holder may specify in writing. Notwithstanding anything to the contrary set forth above, all shares of Series B Preferred Stock shall be deemed to be converted and cancelled as of the date of the Automatic Conversion Event. In the event that, on July 7, 2025, the holders of Series B Preferred Stock are not entitled to make an Optional Conversion Election, then effective July 8, 2025, all shares of Series B Preferred Stock will be deemed to have been canceled and will no longer be considered to be issued or outstanding.

(c) Prior to the Series B Threshold being achieved (by reference to the formula set forth in subsection (d) below), shares of Series B Preferred Stock will not be convertible into shares of Common Stock.

(d) The number of shares of Common Stock to be issued on conversion will be calculated on the following formula basis per share of Series B Preferred Stock:

Shares of Common Stock to be issued = (C x E/A)/10,000

Where:

A = Value per share of Common Stock.

B = Number of Fully-Diluted Shares.

C = 10% x the Conversion Share Base/90%

D = $35,000,000 less proceeds (in dividends, from a Sales Transaction or otherwise) previously paid to the holders of Common Stock.

E = (B x A – D)/B

As an example (which is for illustration purposes only):

Assuming there are 100,000,000 shares of Common Stock issued and to be issued in respect of ITM Convertible Securities (excluding shares of Common Stock underlying the shares of Series B Preferred Stock); the total fair market value of the Corporation is $100,000,000; and the Corporation has raised less than $10,800,000 in funding, the formula would be applied as follows:

			Holder of Common Stock (including ITM Convertible Securities	Holders of Series B Preferred Stock
Fair Market Value of the Corporation:		$100,000,000
Series B Threshold:	-$	35,000,000	$35,000,000	$0
Valuation Excess :		$65,000,000	$58,500,000	$6,500,000

Net Amount to Each Share Class:			$93,500,000	$6,500,000

Shares of Common Stock issued and to be issued pursuant to ITM Convertible Securities:			100,000,000
Value (per share of Common Stock):			$0.935
A = Value (per share of Common Stock):			$0.935
B = Common Stock issued and to be issued pursuant to ITM Convertible Securities:			100,000,000
C = 10% of enlarged stock:			11,111,111
D = Series B Threshold:			$35,000,000
E = Value per share of Common Stock in which shares of Series B Preferred Stock participate [i.e., (B x A – D)/B]:			0.585
Number of shares of Common Stock into which the Series B Preferred Stock would convert [i.e., (C*E/A)]:			6,951,872
Value of Series B Preferred Stock @ $0.935 per share:			$6,500,000

In the event of any conflict between the formula and the example set forth above, the formula shall be controlling.

(e) After such time as the Corporation has authorized but unissued shares of Common Stock equal to or exceeding the number of shares of Common Stock issuable upon conversion of all shares of Series B Preferred Stock: (i) the Corporation shall reserve and keep available, out of its authorized but unissued Common Stock or out of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series B Preferred Stock from time to time outstanding; and (ii) the Corporation shall from time to time in accordance with the Code increase the authorized amount of its Common Stock if at any time the authorized number of share of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Series B Preferred Stock outstanding from time to time.

(f) No fractional shares of Common Stock are to be delivered upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be deliverable in an amount equal to the same fraction of the current market price per share of Common Stock on the date of conversion, such current market price to be determined in good faith by the Board.

(g) The Corporation will pay any issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Common Stock on conversion of Series B Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(6) Rights in the Event of a Sales Transaction. In the event of a Sales Transaction, the holders of Series B Preferred Stock shall be entitled to receive the same amount per share in such Sales Transaction as received by the holders of Common Stock and ITM Convertible Securities on an “as converted” basis; provided, however, that the holders of Common Stock and ITM Convertible Securities shall first be entitled to receive an amount equal to $35,000,000 less any amount previously paid to the holders of Common Stock as distributions or dividends.

(7) Notices of Record Date. In the event that the Corporation shall propose at any time:

(a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(c) to undertake a Sales Transaction or to liquidate, dissolve or wind up;

then, in connection with any such event, the Corporation shall send to the then holders of record of Series B Preferred Stock (the “Record Holders”): (i) in the case of the matters referred to in (a) and (b) above, at least ten (10) days prior written notice of the earlier of the date of record for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or the record date for determining rights to vote in respect of the matters referred to in (a) or (b) above; and (ii) in the case of the matters referred to in (c), at least ten (10) days prior written notice of the earlier of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) or the record date for determining rights to vote in respect of the matters referred to in (c) above.

Each such written notice shall be delivered or given by first class mail, postage prepaid, addressed to the Record Holders at the address for each such holder as shown on the books and records of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations to be executed on behalf of the Corporation by its President on this 11th day of August, 2015.

By:
Mark Hilz,
President